                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Emulex Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Emulex Corporation, filed with the Securities and Exchange Commission on or about December 22, 2000, of our report dated August 4, 2000 relating to the consolidated balance sheets of Emulex Corporation and subsidiaries as of July 2, 2000 and June 27, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 2, 2000, and the related schedule, which report appears in the July 2, 2000 annual report on Form 10-K of Emulex Corporation.


                                                /s/ KPMG LLP


Orange County, California
December 27, 2000